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                                                        EXHIBIT 21




                       LIST OF SUBSIDIARIES



               QuadraMed Operating Company (DE)
               Premier Healthcare Corporation (WA)
               ProInterMed, Inc. (CA)
               Healthcare Financial Infomatics (CA)
               LinkSoft Technologies, Inc. (DE)
               The Compucare Company (DE)
               Pacer Acquisition Corporation (DE)
               Health Systems Integration, Inc. (MN)